Exhibit 10.31

MEMORANDUM

TO:    Jamie Bersani

FROM:    Sam Fried

DATE:    November 2, 2018

SUBJECT:    Compensation in the event of involuntary termination other than for Cause

This memo sets forth our understanding of compensation in the event of your involuntary termination of employment, other than for “Cause” (as defined in the L Brands, Inc. 2015 Stock Option and Performance Incentive Plan).
Base Salary
Subject to the conditions described below, you will receive your base salary for a period of two years following your termination date.
Incentive Compensation
You will receive two seasons of incentive compensation based on the actual performance of the Company beginning with the season in which the termination occurs. If the termination occurs within 24 months following a “Change in Control” (as defined in the L Brands, Inc. 2015 Stock Option and Performance Incentive Plan), you will receive an amount equal to the sum of the last four bonus payments, plus a pro-rata amount (calculated based on prior four season average and the number of days you are employed during the season) for the season in which the termination occurs.
Stock Options and Restricted Stock Units
Your stock awards will be treated in accordance with the terms and conditions of each award.
Benefits
Medical, dental and other insurance benefits will provided for up to 18 months during the period that you receive salary continuation.
Confidentiality, Non-Competition and Non-Solicitation Agreements
As a condition to receive severance payments and pro-rata equity vesting you are required to execute a release of claims against the Company and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which you have been employed for a period of one year from the date of termination.
No Change in Control Gross-Up Payment
In exchange for these enhanced severance benefits, you agree that Section (8)(c) and (d) of your Confidentiality, Non-Competition and Intellectual Property agreement shall be void and of no force or effect.
Deferred Compensation Subject to Internal Revenue Code Section 409A (“409A”)
Any compensation paid upon separation that is determined to be subject to 409A, will be paid in accordance with the requirements of 409A.